EXHIBIT 4.1

CAMCO FINANCIAL CORPORATION

2013 EQUITY PLAN

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees and directors and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3 “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Performance Based Award, or Other Stock-Based Award granted pursuant to the Plan.

1.4 “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Cause” shall mean, unless otherwise provided in a related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of the events contemplated by the employment agreement or other agreement, as applicable), a Participant’s: (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) breach of any term of any agreement with the Company or any Affiliate, including the Plan and any Award Agreement; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity or (ii) a crime, other than a felony, which involves a breach of trust or fiduciary duty owed to the Company or any Affiliate; (e) violation of the Company’s code of conduct or any other policy of the Company or any Affiliate that applies to the Participant; and (f) issuance of an order for removal of the Participant by any agency which regulates the activities of the Company or any of its Affiliates. Notwithstanding the foregoing, Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence approved by the Company.

1.7 “Change in Control” shall mean, unless otherwise provided in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of events contemplated by the employment agreement or other agreement, as applicable), the occurrence of any of the following:

(a)	the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b)	the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; provided, however, that the provisions of this paragraph (b) shall not include the acquisition of voting securities by any entity or person with respect to which that acquirer has filed SEC Schedule 13G (or any successor form or filing) indicating that the voting securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D (or any successor form or filing);

(c)	the consummation of a merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the stockholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination or the Company;

(d)	the sale or other disposition of all or substantially all of the assets of the Company; or

(e)	the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code (and for which no exception applies), a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.9 “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is an “outside director,” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, and a “non-employee” director within the meaning of Rule 16b-3 under the Act.

1.10 “Company” shall mean Camco Financial Corporation, a Delaware corporation, and any successor thereto.

1.11 “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.12 “Disability” shall mean:

(a)	with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code;

(b)

with respect to the payment, exercise or settlement of any Award that is (or becomes) subject to Section 409A of the Code (and for which no exception applies), (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; and

(c)	with respect to a Participant’s right to exercise or receive settlement of any Award or with respect to the payment, exercise or settlement of any Award not described in subsection (a) or (b) of this definition, a Participant’s inability (established by an independent physician selected by the Committee and reasonably acceptable to the Participant or to the Participant’s legal representative) due to illness, accident or otherwise to perform his or her duties, which is expected to be permanent or for an indefinite duration longer than twelve (12) months.

1.13 “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.14 “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a)	If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b)	If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c)	If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.15 “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.16 “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.17 “Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.18 “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.19 “Participant” shall mean an Employee or Director who is granted an Award under the Plan.

1.20 “Performance-Based Award” shall mean an Award described in Article IX of the Plan.

1.21 “Performance Goals” shall mean goals established by the Committee pursuant to Section 9.2.

1.22 “Performance Period” shall mean a period of time over which performance is measured.

1.23 “Plan” shall mean the Camco Financial Corporation 2013 Equity Plan, as set forth herein and as may be amended from time to time.

1.24 “Preexisting Plan” means the Camco Financial Corporation 2010 Equity Plan.

1.25 “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan through which a Participant is issued Shares which are subject to specified restrictions on vesting and transferability.

1.26 “Retirement” shall mean as provided in a related Award Agreement.

1.27 “Shares” shall mean the common shares, par value $1.00 per share, of the Company or any security of the Company issued in satisfaction, exchange or in place of these shares.

1.28 “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan through which a Participant is given the right to receive the difference between the Fair Market Value of a Share on the date of grant and the Fair Market Value of a Share on the date of exercise of the Award.

1.29 “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code or a “parent corporation” as defined under Section 424(e) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

ARTICLE II

SHARES SUBJECT TO THE PLAN

2.1 Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be the sum of:

(a)	The number of Shares that, on the date the Plan is approved by the Company’s shareholders, are authorized to be granted under the Prior Plan but which are not then subject to outstanding awards under the Prior Plan; plus

(b)	The number of Shares that, on the date the Plan is approved by the Company’s shareholders, are subject to awards issued under the Prior Plan but which are subsequently forfeited under the terms of the Prior Plan; plus

(c)	1,000,000 Shares,

all of which may be granted with respect to Incentive Stock Options. If the Company’s shareholders do not approve the Plan, the Prior Plan will remain in effect until the expiration date, if any, specified in its governing documents. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in either a private transaction or in the open market. Subject to this Article II, the number of Shares available for issuance under the Plan shall be reduced by one (1) Share for each Share subject to a grant of an Award and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

2.2 Share Usage. In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that, by its terms, may be settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; (d) any Shares subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares; and (e) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement.

2.3 Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards.

Notwithstanding the foregoing, an adjustment pursuant to this Section 2.3 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

2.4 Fiscal Year Limits. Subject to Section 2.3, during any fiscal year of the Company, the Committee may not: (a) make grants of all forms of Awards to all Participants in this Plan covering more than an aggregate of 350,000 Shares; (b) make grants of all forms of Awards to a single Employee Participant covering more than an aggregate of 225,000 Shares; or (c) make grants of all forms of Awards to a single Director Participant covering more than an aggregate of 5,000 Shares. In addition, subject to Section 2.3 and unless and until the Committee determines that an Award to an Employee shall not be designated as “qualified performance-based compensation” under Section 162(m) of the Code, during any fiscal year of the Company, the Committee may not grant to any Participant who is an Employee Performance-Based Awards intended to be “qualified performance-based compensation” under Section 162(m) of the Code that are to be settled in cash in an aggregate amount equal to or more than $750,000.

ARTICLE III

ADMINISTRATION

3.1 In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons. Notwithstanding the foregoing, the Committee shall not exercise any discretion with respect to an Award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code that would cause the Employee to whom the Award was made to receive more than would otherwise have been paid or receivable under the Performance Goals in respect of the Award established pursuant to Section 162(m) of the Code.

3.2 Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with Section 162(m) of the Code or any other applicable law; (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act; and (c) its authority under the Company’s equity award granting policy that may be in effect from time to time.

ARTICLE IV

ELIGIBILITY

Any Employee or Director selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Subsidiaries.

ARTICLE V

OPTIONS

5.1 Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2 Terms. For each Option, the Committee shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Committee also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.4 Term. The term of an Option shall be determined by the Committee; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.

5.5 Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee. Such terms and conditions may include, without limitation, the satisfaction of (a) performance criteria based on one (1) or more Performance Goals; and (b) time-based vesting requirements.

5.6 Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six (6) months or such other period required to obtain favorable accounting treatment; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) though any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7 Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(a)	The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(b)	The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(c)	No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2 Terms. For each Stock Appreciation Right, the Committee shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3 Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.4 Term. The term of a Stock Appreciation Right shall be determined by the Committee; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.

6.5 Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee. Such terms and conditions may include, without limitation, the satisfaction of (a) performance criteria based on one (1) or more Performance Goals; and (b) time-based vesting requirements.

6.6 Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee.

ARTICLE VII

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2 Terms. For each Restricted Stock Award, the Committee shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

7.3 Terms, Conditions and Restrictions.

(a)	The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance criteria (which may be based on one (1) or more of the Performance Goals), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock.

(b)	To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c)	Unless otherwise provided in a related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4 Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a)	Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b)	Unless otherwise provided in a related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1 Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including without limitation, (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash.

8.2 Terms. For each Other Stock-Based Award, the Committee shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.3 Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee.

8.4 Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion.

ARTICLE IX

PERFORMANCE-BASED AWARDS

9.1 Grant of Performance-Based Awards. Subject to the terms and conditions of the Plan, Performance-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions, including the Performance Goals, as shall be determined by the Committee in its sole discretion. For each Performance-Based Award, the Committee shall specify the payment amount or payment range, whether the Award is payable in cash or Shares, the time and method of settlement and other terms and conditions, as applicable, of such Award including, that the vesting and/or payment of the Award is subject to the attainment of one (1) or more Performance Goals during a performance period established by the Committee.

9.2 Performance Goals.

(a)	Performance Goals relating to the payment or vesting of an Award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code will be comprised of one or more of the following Performance Goals as the Committee may deem appropriate:

•	Earnings per share (actual or targeted growth);

•	Net income after capital costs;

•	Net income (before or after taxes);

•	Return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, or return on average equity);

•	Efficiency ratio;

•	Full-time equivalency control;

•	Stock price (including, but not limited to, growth measures and total shareholder return);

•	Noninterest income compared to net interest income ratio;

•	Expense targets;

•	Operating efficiency;

•	Economic value added or EVA(R);

•	Credit quality measures;

•	Customer satisfaction measures;

•	Loan growth;

•	Deposit growth;

•	Net interest margin;

•	Fee income;

•	Operating expense;

•	Balance sheet measures including assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels, and investments;

•	Balance sheet management;

•	Classified loans plus REO;

•	Fair market value of Shares;

•	Interest income;

•	Investment management;

•	Loans to asset ratio;

•	Maintenance or improvement of net interest income;

•	Market capitalization;

•	Market share;

•	Pre-provision net revenue;

•	Noninterest income growth;

•	Pretax earnings;

•	Pretax income;

•	Productivity ratios;

•	Reduction or maintenance in noninterest expense;

•	Revenues;

•	Risk management measures including interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits, and financial ratings;

•	Shareholder returns;

•	Share price appreciation; and

•	Tangible common equity or return on tangible common equity.

(b)	For any Awards not intended to be “qualified performance-based compensation” under Section 162(m) of the Code, the Committee may establish Performance Goals based on the items listed in Section 9.2(a) or other performance criteria as it deems appropriate.

(c)	Any of the Performance Goals listed in Section 9.2(a) may be applied solely with reference to the Company and/or any Subsidiary or relatively between the Company and/or any Subsidiary and one or more unrelated entities. In addition, different performance criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on results achieved (i) separately by the Company or any Subsidiary, (ii) any combination of the Company and the Subsidiaries or (iii) any combination of business units or divisions of the Company and the Subsidiaries.

9.3 Establishment of Performance Goals. For any Award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the Performance Goals with respect to each Performance Period in writing no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) expiration of 25 percent of the Performance Period.

9.4 Certification of Performance Goals. For any Award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, as of the end of each Performance Period, the Committee shall certify in writing the extent to which a Participant has or has not met the Participant’s Performance Goal(s). To the extent consistent with Section 162(m) of the Code, Performance Goals may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Subsidiaries or changes in applicable tax laws or accounting principles.

9.5 Adjustments. For any Award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, if applicable, the Committee shall make (i) appropriate adjustments to performance criteria to reflect the effect on any performance criteria of any stock dividend or stock split affecting the Shares, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change and (ii) similar adjustments to any portion of performance criteria that is not based on the Shares but which is affected by an event having an effect similar to those just described.

ARTICLE X

TERMINATION OF EMPLOYMENT OR SERVICE

With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination.

ARTICLE XI

CHANGE IN CONTROL

11.1 Effect of Change in Control. Except as otherwise provided in a related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

11.2 Golden Parachute Limitations. Except as otherwise provided in any other written agreement between the Company or any Affiliate and a Participant, including any Award Agreement, if the sum of the amounts payable under the Plan and those provided under all other plans, programs or agreements between the Participant and the Company or any Affiliate constitutes a “parachute payment” as defined in Section 280G of the Code, the Company will reduce any payments to the minimum extent necessary to avoid the imposition of an excise tax under Section 4999 of the Code or a loss of deduction under Section 280G of the Code. Any reduction pursuant to this Section 11.2 shall be made in compliance with Section 409A of the Code.

ARTICLE XII

AMENDMENT OR TERMINATION OF THE PLAN

12.1 In General. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s stockholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.3), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

12.2 Repricing. Except for adjustments made pursuant to Section 2.3 of the Plan, in no event may the Board or the Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without shareholder approval.

ARTICLE XIII

TRANSFERABILITY

13.1 No Alienation. Except as described in Section 13.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding any provision contained in this Article XIII, no Award may be transferred by a Participant for value or consideration.

13.2 Beneficiary. Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XIV

MISCELLANEOUS

14.1 No Right to Continue Services or to Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee or Director at any time. In addition, no Employee or Director shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

14.2 Tax Withholding.

(a)	The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including the Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant.

(b)	Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

14.3 Requirements of Law. The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary, and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.

14.4 Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 14.4.

14.5 Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

14.6 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio, except to the extent that the laws of the state in which the Company is incorporated are mandatorily applicable.

14.7 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

14.8 Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

14.9 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

14.10 Section 409A of the Code.

(a)	Awards granted pursuant to the Plan that are subject to Section 409A of the Code, or that are subject to Section 409A of the Code but for which an exception from Section 409A of the Code applies, are intended to comply with or be exempt from Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b)	If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first (1st) business day of the seventh (7th) month following such separation from service.

(c)	Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

14.11 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XV

EFFECTIVE DATE AND TERM OF THE PLAN

The effective date of the Plan is March 26, 2013, subject to approval by the Company’s shareholders. No Incentive Stock Options shall be granted under the Plan after March 26, 2023 and no other Awards shall be granted under the Plan after the tenth anniversary of the effective date of the Plan or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.